As filed with the Securities and Exchange Commission on December 6, 2021

Registration No. 333-238114

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-238114)

TO

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

COUNTY BANCORP, INC.

(NICOLET BANKSHARES, INC., as successor by merger to
COUNTY BANCORP, INC.)

(Exact name of registrant as specified in its charter)

Wisconsin	39-1850431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Nicolet Bankshares, Inc.

111 North Washington Street

Green Bay, Wisconsin 54301

(920) 430-1400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael E. Daniels
President and Chief Executive Officer
Nicolet Bankshares, Inc.
111 North Washington Street
Green Bay, Wisconsin 54301
(920) 430-1400

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

Robert D. Klingler, Esq.

Bryan Cave Leighton Paisner LLP

1201 West Peachtree Street, NW

Atlanta, Georgia 30309-3488

(404) 572-6600

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

Nicolet Bankshares, Inc. (“Nicolet”), as successor by merger to County Bancorp, Inc. (the “Registrant”), is filing this Post-Effective Amendment No. 1 to the following Registration Statement on Form S-3 (the “Registration Statement”), which was previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”), to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof thereunder:

•	Registration Statement on Form S-3, File No. 333-238114, filed with the Commission on May 8, 2020, pertaining to the registration of up to $100,000,000 of common stock, preferred stock, debt securities, warrants, depositary shares, subscription rights, stock purchase contracts, stock purchase units and units.

On December 3, 2021, pursuant to the Agreement and Plan of Merger, dated June 22, 2021, by and between the Registrant and Nicolet, the Registrant merged with and into Nicolet, with Nicolet surviving the merger (the “Merger”).

In connection with the completion of the Merger, the offerings pursuant to the Registration Statement have terminated. In accordance with undertakings made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but that remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 removes from registration any and all securities of the Registrant that were registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin on December 6, 2021.

NICOLET BANKSHARES, INC.
(as successor by merger to County Bancorp, Inc.

By:	/s/ Michael E. Daniels
Name:	Michael E. Daniels
Title:	President and Chief Executive Officer

Note: Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.